SPECTRUM BRANDS, INC. ANNOUNCES THIRD QUARTER RESULTS

ATLANTA, July 28, 2005 - (SPC: NYSE) Spectrum Brands, Inc. announced fiscal 2005 third quarter diluted earnings per share of 46 cents and pro forma diluted earnings per share of 76 cents. These results compare to diluted earnings per share of 36 cents and pro forma diluted earnings per share of 39 cents for the comparable prior year period.

"It's gratifying to see strong revenue growth of seven percent achieved by our company this quarter, comparing this year's reported results to 2004 results adjusted to include the United, Tetra and Microlite acquisitions," said Chairman and CEO Dave Jones. "Sales growth in many of our new categories was the main driver of our performance. Remington branded products showed an improvement of eighteen percent in the quarter. Sales at United Industries and Tetra, our latest acquisitions, improved eight percent and seven percent, respectively, on a year over year basis. However, global battery growth was modest and bottom line results were tempered by increases in raw materials and higher fuel and transportation costs. We remain focused on strong operational execution that will enable us to capitalize on the cost savings opportunities from our recent acquisitions while continuing to drive top line growth."

Third Quarter Results

(Reported results for the quarter ended July 3, 2005 include a full quarter results of United Industries, which was acquired February 7, 2005, and Microlite S.A., which was acquired on May 28, 2004 and nine week results for Tetra Holding, which was acquired on April 29, 2005. Financial results for periods prior to the acquisition dates exclude Tetra, United and Microlite. Pro forma diluted EPS and other pro forma numbers referenced in this release exclude the impact of certain items detailed in the attached Table 3, “Reconciliation of GAAP to Pro Forma Financial Data” and Table 5, “Reconciliation of GAAP to Pro Forma EPS Guidance.”)

Spectrum Brands' third quarter net sales were $730.4 million, as compared to $308.3 million for the same period last year. United's third quarter sales were $354.6 million and Tetra contributed sales of $40.0 million in the nine week period subsequent to its acquisition. Microlite, which was included in fiscal 2005 results for the entire quarter, but for only one month in the third quarter of 2004, contributed an incremental $8.9 million in sales. Favorable currency translation contributed $9.9 million.

Gross profit for the quarter was $276.6 million versus $134.7 million for the same period last year. Cost of goods sold during the quarter included $7.8 million in restructuring and related costs incurred in connection with the closing of a zinc carbon manufacturing facility in Brietenbach, France and $7.3 million in inventory valuation charges associated with the United and Tetra acquisitions. (In accordance with U.S. generally accepted accounting principles, inventory acquired as part of the United and Tetra acquisitions was revalued as part of the purchase price allocation. During the current quarter $7.3 million was recognized in cost of goods sold. The inventory valuation has no cash impact.) Excluding these charges, gross profit for the third quarter was $291.7 million, representing a gross margin of 39.9 percent versus 43.7 percent for the same period last year. The decline in gross margin percentage resulted from the inclusion of the lower margin United business and increased raw material costs and fuel and transportation expenses

Operating income increased to $73.4 million compared with fiscal 2004’s third quarter operating income of $37.5 million. Operating expenses in 2005 included restructuring and related charges of $7.3 million primarily related to the United acquisition. In 2004 operating expenses included $1.7 million in restructuring and related charges associated with the Remington acquisition. Pro forma operating income for the third quarter was $95.8 million, or 13.1 percent of sales, compared to $39.2 million, or 12.7 percent of sales last year.

During the third quarter the company reduced its full-year effective tax rate to approximately 36 percent based on current estimates of profits for fiscal year 2005.

Third quarter net income was $23.7 million, or 46 cents per share, compared with net income of $12.8 million, or 36 cents per share, in the prior year. Pro forma diluted earnings per share were 76 cents as compared with pro forma diluted earnings per share of 39 cents for the comparable period last year.

Third Quarter Segment Results

North American net sales were $149.0 million as compared with $136.3 million reported last year, as strong growth in sales of Remington branded products was partially offset by a modest decline in battery sales. North American segment profits were $31.4 million versus $32.0 million reported last year. Fiscal 2005 battery sales, gross profits and margins were negatively impacted by the transition from Rayovac's "50% More" battery marketing campaign to a new performance-based marketing strategy. Increased raw material and fuel and transportation costs impacted margins as well.

European/ROW net sales were $137.2 million versus the $136.7 million reported last year, with favorable foreign exchange contributing $5.4 million. Segment profitability for the quarter was $18.0 million compared with $21.1 million last year. An overall stagnant economic and consumer spending environment in Europe was the primary driver of the quarterly sales results. The decline in segment profitability was the result of continued investment in selling and marketing to expand distribution throughout continental Europe.

In Latin America, net sales increased to $49.6 million as compared to $35.3 million in the third quarter last year. Microlite, which was included in fiscal 2005 results for the entire quarter, but for only one month in the third quarter of 2004, contributed an incremental $8.9 million in sales. Favorable currency translation added $3.7 million. Latin American segment profitability of $4.3 million compares to last year’s $2.9 million.

United contributed net sales of $354.6 million and segment profits of $54.4 million during the third quarter. Pro forma segment profitability was $56.0 million after excluding the United inventory valuation charge of $1.6 million. United Industries generated revenues of $327.8 million in the third quarter of 2004 prior to its acquisition by Spectrum Brands.

Tetra net sales for the nine week period subsequent to its acquisition were $40.0 million and segment profitability was $2.6 million. Excluding the Tetra inventory valuation charge of $5.7 million, pro forma segment profitability was $8.3 million. Tetra generated revenues of $37.3 million in the third quarter of 2004 prior to its acquisition by Spectrum Brands.

Corporate expenses were $22.2 million, or 3.0 percent of net sales, as compared to $16.8 million, or 5.4 percent of net sales, in the prior year period. Major contributors to the increase were increases in research and development spending, higher incentive compensation expenses and increased professional fees in support of Sarbanes-Oxley compliance and ongoing legal activity.

Interest expense increased to $38.6 million in the quarter as compared to $15.6 million in the comparable prior year. The increase is the result of the additional debt incurred during the current fiscal year to complete the United Industries and Tetra acquisitions.

Nine-Month Results

Net sales for the nine months ended July 3, 2005 were $1.76 billion, compared with $1.04 billion for the prior year. The increase was primarily due to the inclusion of results from the United, Tetra, Microlite and Ningbo acquisitions, which contributed, respectively, net sales of $582.6 million, $40.0 million, $39.4 million (for the eight months not included in the comparable period last year), and $10.6 million (for the six months not included in the comparable period last year). Favorable foreign exchange rates contributed $38.4 million.

Gross profit for the nine month period was $664.5 million compared with $450.6 million for the same period last year. The 2005 nine month results included $35.0 million in inventory valuation charges related to the United and Tetra acquisitions and $7.8 million in restructuring and related charges associated with the closure of the manufacturing facility in France. Fiscal 2004 gross profit included a $1.1 million benefit related to the reversal of restructuring and related charges associated with the Remington acquisition. Excluding these 2005 charges and the 2004 benefit, year to date pro forma gross margin was 40.3 percent and 43.2 percent, respectively. The decline in gross margin percentage was driven by the inclusion of United's lower margin business, higher raw materials and transportation costs and unfavorable product mix changes.

Operating expenses were $494.1 million, compared with $340.8 million reported last year. In the first nine months of fiscal 2005, operating expenses included a net $7.0 million in restructuring and related and other charges. For the comparable period in fiscal 2004, operating expenses included $7.7 million in restructuring and related costs associated with the integration of the Remington business. Pro forma operating income was $220.2 million, or 12.5 percent of sales, versus $116.4 million, or 11.2 percent of sales, last year.

During the third quarter the company, based on current estimate of profits for fiscal 2005, reduced its full year effective tax rate from 37 percent to approximately 36 percent. The full year effective tax rate for fiscal 2004 was 38 percent.

Net income for the fiscal 2005 nine-month period was $49.7 million compared with $37.6 million in the prior year. Pro forma net income was $89.6 million versus $42.0 million reported last year. Pro forma diluted earnings per share for the nine-month period were $2.04 compared to pro forma diluted earnings per share of $1.22 in fiscal 2004.

Nine Month Segment Results

North American net sales were $477.4 million, compared with $484.5 million reported last year. The decline was primarily due to weakness in the shaving and grooming category during the current year's first fiscal quarter. North American segment profitability was $94.9 million, an improvement over the $85.6 million reported last year, primarily as a result of the favorable impact of last year’s restructuring, integration and cost improvement initiatives, partially offset by lower sales and increased raw materials and fuel and transportation costs.

European/ROW net sales were $503.8 million, up from $453.4 million last year. Favorable foreign exchange rates accounted for $29.9 million of the increase. Ningbo Baowang contributed $10.6 million in incremental net sales for the six months of the current year for which results were not included in the prior year. Top line results were negatively impacted by a continuing shift in Europe from branded product sales to private label. European segment profits were $73.4 million versus $74.2 million in the prior year.

In Latin America, net sales increased to $151.9 million from $102.4 million in the prior year primarily due to a $39.4 million contribution from the Microlite acquisition during the eight months not included in prior year results. Latin American segment profitability was $13.6 million compared to $9.0 million last year, reflecting improved results across most of the region and a $1.6 million gain on the sale of property in Mexico.

United generated net sales of $582.6 million and segment profits of $68.4 million for the period subsequent to its acquisition. Excluding inventory valuation charges totaling $29.3 million, United pro forma segment profits were $97.7 million.

For the nine week period Tetra was included in 2005 results, it contributed net sales of $40.0 million and segment profits of $2.6 million. Excluding the inventory valuation charge of $5.7 million, Tetra pro forma segment profits were $8.3 million.

Corporate expenses were $67.2 million, or 3.8 percent of sales, as compared to $52.4 million, or 5.0 percent of sales for the same period last year. The increase was due primarily to higher levels of research and development spending, increased costs of Sarbanes-Oxley compliance and higher incentive compensation expenses and legal costs.

The increase in interest expense for the nine months to $94.5 million was due to an increase in debt to fund the current year acquisitions.

Financial Outlook

Spectrum Brands expects fiscal year 2005 pro forma earnings per share to fall within the range of $2.40 to $2.43, at the lower end of the company's previous guidance.

For fiscal year 2006, the company currently expects pro forma earnings per share of $2.70 to $2.85, reflecting earnings growth of between thirteen to seventeen percent over projected 2005 results. In the first quarter of 2006, pro forma earnings per share of between 50 and 55 cents are projected. The company believes its new earnings guidance appropriately reflects the outlook for long-term net sales growth of three to five percent, reflecting the stagnant West European economy as well as projected low single digit global consumer battery growth. The new guidance also reflects current expectations for higher raw materials, transportation and other operating expenses.

Webcast Information

Spectrum Brands management will discuss third quarter financial results in a live webcast on Thursday, July 28, at 8:30 a.m. EDT. Interested investors and others can access this webcast through the company’s website, www.spectrumbrands.com.

Non-GAAP Measurements

Throughout this release, references are made to pro forma gross profit, pro forma operating income, pro forma net income and pro forma diluted EPS. See attached Table 3, “Reconciliation of GAAP to Pro Forma Financial Data,” for a complete reconciliation of gross profit, operating income, net income and diluted EPS on a GAAP basis to pro forma gross profit, pro forma operating income, pro forma net income and pro forma diluted EPS. The company also maintains a reconciliation of GAAP financial reporting to pro forma results in the Investor Relations section of its website, which may be found at www.spectrumbrands.com.

Spectrum Brands management and certain investors use pro forma results of operations as one means of analyzing the company’s current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides pro forma information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. Management believes these pro forma results provide useful supplemental information. However, pro forma results are not intended to replace the company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.
Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K and quarterly reports on Form 10-Q, respectively.

# # #

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Pro Forma Financial Data

Table 4 - Net Sales Adjusted for Acquisitions

Table 5 - Reconciliation of GAAP to Pro Forma EPS Guidance

Investor Contact:
Nancy O’Donnell
VP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
David Doolittle
Ketchum for Spectrum Brands
404-879-9266

Table 1
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations
For the three and nine months ended July 3, 2005 and June 27, 2004
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS			NINE MONTHS
	F2005	F2004	INC(DEC)	F2005	F2004	INC(DEC)
			%			%
Net sales	$730.4	$308.3	136.9%	$1,755.7	$1,040.3	68.8%
Cost of goods sold	446.0	173.6		1,083.4	590.8
Restructuring and related charges	7.8	-		7.8	(1.1)
Gross profit	276.6	134.7	105.3%	664.5	450.6	47.5%

Selling	143.7	61.0		349.6	219.8
General and administrative	44.2	28.3		115.8	97.9
Research and development	8.0	6.2		21.2	15.4
Restructuring and related charges	7.3	1.7		7.5	7.7

Total operating expenses	203.2	97.2		494.1	340.8

Operating income	73.4	37.5	95.7%	170.4	109.8	55.2%

Interest expense	38.6	15.6		94.5	49.0
Other (income) expense, net	(1.1)	1.3		(1.2)	(0.3)

Income from continuing operations before income taxes	35.9	20.6		77.1	61.1

Income tax expense	12.2	7.8		27.4	23.2

Income from continuing operations	23.7	12.8		49.7	37.9

Loss from discontinued operations, net of tax	-	-		-	(0.3)

Net income	$23.7	$12.8		$49.7	$37.6

Average shares outstanding	48.9	33.6		42.0	33.0

Income from continuing operations	$0.48	$0.38		$1.18	$1.15
Discontinued operations	-	-		-	(0.01)
Basic earnings per share	$0.48	$0.38		$1.18	$1.14

Average shares and common stock equivalents outstanding (b)	51.1	35.4		43.9	34.4

Income from continuing operations	$0.46	$0.36		$1.13	$1.10
Discontinued operations	-	-		-	(0.01)
Diluted earnings per share	$0.46	$0.36		$1.13	$1.09

(a) The nine months ended June 27, 2004 reflect the after-tax net income of the Remington retail store business for which the Company discontinued operations in fiscal 2004.

(b) Per share figures calculated prior to rounding in millions.

Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
For the three and nine months ended July 3, 2005 and June 27, 2004
(Unaudited)
($ In millions)

Supplemental Financial Data	F2005	F2004
Cash	$34.5	$17.8

Trade receivables, net	$449.5	$256.6
Days Sales Outstanding (a)	54	72

Inventory, net	$470.3	$220.8
Inventory Turnover (b)	3.6	3.3

Total Debt	$2,336.7	$845.8

	THREE MONTHS		NINE MONTHS
Supplemental Cash Flow Data	F2005	F2004	F2005	F2004
Depreciation and amortization,
excluding amortization of debt
issuance costs	$19.6	$8.1	$42.4	$25.0

Capital expenditures	$20.4	$6.8	$41.1	$16.4

	THREE MONTHS		NINE MONTHS
Supplemental Segment Sales & Profitability	F2005	F2004	F2005	F2004

Net Sales
North America	$149.0	$136.3	$477.4	$484.5
Europe/ROW	137.2	136.7	503.8	453.4
Latin America	49.6	35.3	151.9	102.4
United	354.6	-	582.6	-
Tetra	40.0	-	40.0	-
Total net sales	$730.4	$308.3	$1,755.7	$1,040.3

Segment Profit
North America	$31.4	$32.0	$94.9	$85.6
Europe/ROW	18.0	21.1	73.4	74.2
Latin America	4.3	2.9	13.6	9.0
United	54.4	-	68.4	-
Tetra	2.6	-	2.6	-
Total segment profit	110.7	56.0	252.9	168.8

Corporate	22.2	16.8	67.2	52.4
Restructuring and related charges	15.1	1.7	15.3	6.6
Interest expense	38.6	15.6	94.5	49.0
Other (income) expense, net	(1.1)	1.3	(1.2)	(0.3)
Income from continuing operations before income taxes	$35.9	$20.6	$77.1	$61.1

(a) Reflects trade receivables, net, divided by average daily sales during the quarter.

(b) Reflects cost of sales (excluding restructuring and related charges) during the quarter divided by average inventory for the quarter, multiplied by four.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP to Pro Forma Financial Data
For the three months ended July 3, 2005 and June 27, 2004
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS
	F2005				F2004
	As Reported	Pro Forma Adjustments		Pro Forma	As Reported	Pro Forma Adjustments		Pro Forma

Net sales	$730.4	$-		$730.4	$308.3	$-		$308.3

Gross profit	276.6	15.1	(a)	291.7	134.7	-		134.7
Gross profit % of sales	37.9%			39.9%	43.7%			43.7%

Operating expenses	203.2	7.3	(b)	195.9	97.2	1.7	(c)	95.5
Operating income	73.4	22.4		95.8	37.5	1.7		39.2
Operating income % of sales	10.0%			13.1%	12.2%			12.7%

Income from continuing operations before income taxes	35.9	22.4		58.3	20.6	1.7		22.3
Income from continuing operations (d)	23.7	15.0		38.7	12.8	1.1		13.9

Loss from discontinued operations, net of tax	-	-		-	-	-		-

Net income	23.7	15.0		38.7	12.8	1.1		13.9

Basic earnings per share (e)	$0.48	$0.31		$0.79	$0.38	$0.03		$0.41

Diluted earnings per share (e)	$0.46	$0.30		$0.76	$0.36	$0.03		$0.39

(a) Reflects inventory valuation adjustments of $5.7 million related to the fair value write-up of Tetra inventory and $1.6 million related to the fair value write-up of United inventory in accordance with the requirements of SFAS 141, "Business Combinations." Also includes $7.8 million of restructuring and related charges incurred during the period associated with the closure of our manufacturing facility in Breitenbach, France.

(b) For the three months ended July 3, 2005, reflects restructuring and related charges incurred during the period in connection with the United integration, partially offset by the reduction of certain environmental reserves in North America.

(c) For the three months ended June 27, 2004, reflects the completion of global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.

(d) During the three months ended July 3, 2005, the Company, based on its current estimate of profits for fiscal 2005, reduced its full year effective tax rate from 37 percent to approximately 36 percent.

(e) Per share figures calculated prior to rounding in millions.

Table 3 (continued)
SPECTRUM BRANDS, INC. (FORMERLY RAYOVAC CORPORATION)
Reconciliation of GAAP to Pro Forma Financial Data
For the nine months ended July 3, 2005 and June 27, 2004
(Unaudited)
(In millions, except per share amounts)

	NINE MONTHS
	F2005				F2004
	As Reported	Pro Forma Adjustments		Pro Forma	As Reported	Pro Forma Adjustments		Pro Forma

Net sales	$1,755.7	$-		$1,755.7	$1,040.3	$-		$1,040.3

Gross profit	664.5	42.8	(a)	707.3	450.6	(1.1)	(b)	449.5
Gross profit % of sales	37.8%			40.3%	43.3%			43.2%

Operating expenses	494.1	7.0	(c)	487.1	340.8	7.7	(b)	333.1
Operating income	170.4	49.8		220.2	109.8	6.6		116.4
Operating income % of sales	9.7%			12.5%	10.6%			11.2%

Income from continuing operations before income taxes	77.1	61.9	(d)	139.0	61.1	6.6		67.7
Income from continuing operations (e)	49.7	39.9		89.6	37.9	4.1		42.0

Loss from discontinued operations, net of tax	-	-		-	(0.3)	0.3	(f)	-

Net income	49.7	39.9		89.6	37.6	4.4		42.0

Basic earnings per share (g)	$1.18	$0.95		$2.13	$1.14	$0.13		$1.27

Diluted earnings per share (g)	$1.13	$0.91		$2.04	$1.09	$0.13		$1.22

(a) Reflects inventory valuation adjustments of $5.7 million related to the fair value write-up of Tetra inventory and $29.3 million related to the fair value write-up of United inventory in accordance with the requirements of SFAS 141, "Business Combinations." Also includes $7.8 million of restructuring and related charges incurred during the period associated with the closure of our manufacturing facility in Breitenbach, France.

(b) For the nine months ended June 27, 2004, reflects the completion of global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.

(c) For the nine months ended July 3, 2005, operating expenses include a $1.6 million gain on sale of land and building, offset by a $1.1 million charge related to the disposal of our Madison, WI manufacturing facility, closed in fiscal 2003. Also includes $7.5 million of restructuring and related charges incurred during the period connection with the United integration, partially offset by the reduction of certain environmental reserves in North America.

(d) For the nine months ended July 3, 2005, interest expense includes $12.0 million related to the write-off of debt issuance costs in the second quarter of 2005 associated with debt refinanced in connection with the United acquisition.

(d) During the three months ended July 3, 2005, the Company, based on its current estimate of profits for fiscal 2005, reduced its full year effective tax rate from 37 percent to approximately 36 percent. The full year effective tax rate for 2004 was 38 percent.

(f) Reflects the after-tax net income of the Remington retail service center business for the nine months ended June 27, 2004.

(g) Per share figures calculated prior to rounding in millions.

Table 4
SPECTRUM BRANDS, INC.
Net Sales Adjusted for Acquisitions
For the three months ended July 3, 2005 and June 27, 2004
(Unaudited)
(In millions)

	THREE MONTHS
	North America	Europe/ROW	Latin America	United	Tetra	Total

Net sales for the quarter ended July 3, 2005	$149.0	$137.2	$49.6	$354.6	$40.0	$730.4

Net sales for the quarter ended June 27, 2004	136.3	136.7	35.3	-	-	308.3
Add contributions from acquired businesses: (a)
Tetra					37.3	37.3
United				327.8		327.8
Microlite			7.5			7.5

Net sales for the quarter ended June 27, 2004, as adjusted	136.3	136.7	42.8	327.8	37.3	680.9

Percentage growth in net sales, as adjusted	9.3%	0.4%	15.9%	8.2%	7.2%	7.3%

(a) Represents fiscal 2004 net sales during the comparable period of fiscal 2005 ownership. Tetra contribution is from net sales for May - June 2004 (April 29, 2005 acquisition date); United contribution is from net sales for the full third quarter of fiscal 2004 (February 7, 2005 acquisition date); and Microlite contribution is from net sales for April - May 2004 (May 28, 2004 acquisition date). Amounts obtained from unaudited internal data complied by the management of the acquired companies.

Table 4 (continued)
SPECTRUM BRANDS, INC.
Net Sales Adjusted for Acquisitions
For the nine months ended July 3, 2005 and June 27, 2004
(Unaudited)
(In millions)

	NINE MONTHS
	North America	Europe/ROW	Latin America	United	Tetra	Total

Net sales for the nine months ended July 3, 2005	$477.4	$503.8	$151.9	$582.6	$40.0	$1,755.7

Net sales for the nine months ended June 27, 2004	484.5	453.4	102.4	-	-	1,040.3
Add contributions from acquired businesses: (a)
Tetra					37.3	37.3
United				540.5		540.5
Microlite			36.2			36.2
Ningbo		10.6				10.6

Net sales for the nine months ended June 27, 2004, as adjusted	484.5	464.0	138.6	540.5	37.3	1,664.9

Percentage growth in net sales, as adjusted	-1.5%	8.6%	9.6%	7.8%	7.2%	5.5%

(a) Represents fiscal 2004 net sales during the comparable period of fiscal 2005 ownership. Tetra contribution is from net sales for May - June 2004 (April 29, 2005 acquisition date); United contribution is from net sales for February 7 - June 2004 (February 7- June 2004 (February 7, 2005 acquisition date); Microlite contribution is from net sales for October-May 2004 (May 28, 2004 acquisition date); and Ningbo contribution is from net sales for October-March 2004 (March 31, 2004 acquisition date). Amounts obtained from unaudited internal data complied by the management of the acquired companies. For Ningbo, prior year results were assumed to be consistent with current year results.

Table 5
SPECTRUM BRANDS, INC.
Reconciliation of GAAP EPS Guidance to Pro Forma EPS Guidance
Estimate for Fiscal Years Ended September 30, 2006 and 2005 and Actual for Fiscal Year Ended September 30, 2004
(Unaudited)
(In millions)

	F2006	F2005	F2004
	EPS Range	EPS Range	EPS
Diluted earnings per share	$2.43 - 2.53	$1.51 - 1.53	$1.61

Pro forma adjustments:
Inventory valuation adjustments, net of tax	-	0.46 - 0.46	-
Debt issuance cost write-off, net of tax	-	0.15 - 0.15	-
Restructuring and related charges, net of tax	0.27 - 0.32	0.28 - 0.29	0.21
Discontinued operations, net of tax	-	-	0.01

Pro forma diluted earnings per share	$2.70 - 2.85	$2.40 - 2.43	$1.83